Exhibit 10.10

SECURED PROMISSORY NOTE

DATE:	September 28, 2021

MAKER:	Fourth Wave Energy, Inc.
100 Garfie
Suite 400
Denver, CO 80206

PAYEE:	Eric Goldstein

PRINCIPAL AMOUNT OF NOTE:	$500,000.00

FOR VALUE RECEIVED, Maker promises and agrees to pay to Payee at the mailing address of Payee, or at such other place as Payee or any other holder hereof (collectively, the “Holder”) may from time to time designate, the principal sum of Five Hundred Thousand Dollars and Zero Cents ($500,000.00) with interest, as follows:

1.  Interest Rate/Payments. Interest will be paid at a fixed rate of 1.67% per month commencing on September 30th, 2021 and continuing until the Maturity Date of December 30th, 2021. Maker shall make monthly interest payments of 1.67% per month, in the amount of Eight Thousand Three Hundred Thirty-Three Dollars and Thirty Three Cents ($8,333.33) due on the 30th of each month starting with October 30th, 2021 continuing until the Maturity Date. Final payment shall be comprised of the principal amount of $500,000 plus interest payment of $8,333.33 for a total final payment of $508,333.33.

2. Additional Consideration. The Maker may convert any portion of the debt into shares of common stock of Fourth Wave Energy, Inc. at $0.25 USD per share. In addition to the monthly interest, the Maker will Issue 250,000 shares of FWAV stock (144 Restricted) to Payee.

3. Maturity Date. The Note shall mature and all unpaid principal together with any accrued but unpaid interest shall become due and payable in full on December 30th, 2021 (the “Maturity Date”).

4.  Legal Limits.

(a) Maker agrees to an effective rate of interest which is the rate stated herein plus any additional rate of interest resulting from any other payments in the nature of interest, including without limitation, any fees or other charges to the extent that such charges may be deemed includable in interest for any purpose.

(b) All agreements between Maker and Payee are hereby expressly limited so that in no event whatsoever, whether by reason of deferment in accordance with this Note or under any agreement or by virtue of acceleration of maturity of the obligation evidenced by this Note, or otherwise, shall the amount paid or agreed to be paid to Payee for the advance, use, forbearance or detention of the money represented by this Note or to compensate Payee for damages to be suffered by reason of a late payment or default under this Note, exceed the maximum permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Note, or of any provision in the security for this Note at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, from the date of this Note, the obligations to be fulfilled shall be reduced to the limit of such validity. This provision shall never be superseded or waived and shall control every other provision of all agreements between Maker and Payee.

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(c) Maker represents and acknowledges that this is a business loan and will be utilized for business purposes.

5. Late Charge. In the event that Maker fails to make any payment of principal and/or interest within ten (10) calendar days of the due date for the same, then in addition to such payment due, Maker shall be obligated to pay a late payment charge to Payee in the amount of Five Thousand Dollars ($5000) per month and 250,000 FWAV common shares per month (the “Late Charge”).

6. Form of Payments. Principal and interest shall be payable in lawful money of the United States of America in immediately available funds.

7. Events of Default and Remedies.

(a) The existence or occurrence of the following events shall constitute an event of default (“Event of Default”) under this Note: (i) the failure by Maker to make any payment of principal, interest, or any other cost or expense due under this Note in accordance with the terms of this Note; (ii) the occurrence of any default under the Security Agreement and/or the Unconditional Guarantee of even date herewith; (iii) the occurrence of any default under any other loan agreements or promissory notes to which Maker is a party, (iv) the filing of bankruptcy or assignment for the benefit of creditors by Maker; or (v) if any representation or warranty made by Maker to Payee is materially false or misleading.

(b) Upon the occurrence of any Event of Default: (i) the entire unpaid principal balance, any unpaid accrued interest, and any other amounts owing under this Note shall, at the option of the Holder and without further notice or demand of any kind to Maker or any other person, immediately become due and payable; and (ii) the Holder shall have and may exercise any and all rights and remedies available at law or in equity and any and all rights and remedies provided in any security for this Note under the terms of the loan agreement, security agreement or other loan documents executed in connection herewith.

(c) The remedies of the Holder, as provided in this Note and in any security for this Note, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of the Holder, and may be exercised as often as occasion therefor shall arise. No act of omission or commission of the Holder, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of any right, remedy or recourse, such waiver or release to be effected only through a written document executed by the Holder. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.

8. Attorneys’ Fees in the Event of Collection. In the Event of Default under this Note or in the event the Holder seeks legal advice in order to enforce the provisions of this Note after an Event of Default, Maker agrees to pay Holder’s reasonable attorneys’ fees. If any action is brought to enforce or interpret the provisions of this Note, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees.

9. Governing Law, Jurisdiction and Severability. This Note is made pursuant to and shall be construed, governed and enforced under the laws of the State of Arizona without regard to any conflict of law provisions. Exclusive jurisdiction and venue over any legal action brought by any of the parties hereto relating in any way to the terms of this Note, the related Security Agreement of even date herewith, and/or the related Unconditional Guarantee of even date herewith, shall reside in the state and federal courts located in Maricopa County, Arizona, and Maker and Guarantors hereby consent to such exclusive jurisdiction and venue. If any provision of this Note or any security for this Note is construed or interpreted by a court of competent jurisdiction to be void, invalid or unenforceable, such decision shall affect only those provisions so construed or interpreted and shall not affect the remaining provisions of this Note or any security for this Note.

10. Time of Essence. Time is of the essence regarding Maker’s obligation with respect to this Note.

11. Payment Without Offset. Principal and accrued interest shall be paid without deduction or offset.

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12. Calendar Days. Unless otherwise provided in this Note to the contrary, calendar days, and not business days, shall be used in calculating any time periods set forth in this Note.

13. Notices. Any notices which any party may be required, or may desire, to give, unless otherwise specified, shall be in writing and shall be (a) hand-delivered, effective upon receipt, (b) transmitted by telecopier, effective upon receipt, with the original mailed the same date by first class mail, postage prepaid, (c) sent by United States Express Mail or by private overnight courier, effective upon receipt, or (d) served by certified mail, postage prepaid, return receipt requested and addressed to such party at the addresses set forth above, or to such other address(es) or addressee(s) as the party to be served with notice may have furnished in writing to the other party, effective three (3) days after mailing.

14. Assignment. Payee or any other Holder of this Note may assign all or a portion of its rights, title and interest in this Note and security to any person, firm, corporation or other entity without the consent of Maker.

15. Relationship. The relationship of the parties hereto is that of borrower and lender and it is expressly understood and agreed that nothing contained in this Note or in any security for this Note shall be interpreted or construed to make Maker and Payee partners, joint venturers or participants in any other legal relationship except that of borrower and lender. Maker represents that this is a business loan, not a loan for personal or household purposes and that all of the proceeds of the loan shall be used exclusively for business purposes.

16. Waiver. Except as otherwise expressly provided to the contrary in this Note, or other loan documents relating to this Note, Maker for itself and for its successors, transferees and assigns and all guarantors, endorsers and signers, hereby waives all valuation and appraisement privileges, presentment and demand for payment, protest, notice of protest and nonpayment, dishonor and notice of dishonor, bringing of suit, lack of diligence or delays in collection or enforcement of this Note and notice of the intention to accelerate, the release of any party liable, the release of any security for this Note, the taking of any additional security and any other indulgence or forbearance. Maker agrees that this Note and any or all payments coming due hereunder may be extended or renewed from time to time without in any way affecting or diminishing Maker’s liability under this Note. The acceptance by Holder of a partial amount of a payment due from Maker to Holder under this Note shall not constitute a waiver of the requirement of Maker to make a full payment to Holder, and shall not constitute a waiver by Holder of the time of the essence provision of this Note.

17. Headings. The subject headings of the paragraphs of this Note are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

18. Security. As security for the loan represented by this Note, Maker and Guarantors will pledge as collateral One Thousand (1000) Preferred shares of Fourth Wave Energy, Inc. (symbol: FWAV). In addition, Maker and Guarantor as the case may be, agree that the Security Agreement and Unconditional Guarantee of even date herewith shall remain in full force and effect, and shall secure repayment of the loan evidenced by this Note, until such time as the loan is repaid in full. Upon repayment of the loan and all interest, the collateral will be released and returned to the Maker.

19. Entire Agreement. This Note and the Unconditional Guarantee of even date herewith, and the documents and papers executed in accordance therewith constitute the entire transaction between the parties hereto, and there have been no representations, warranties, covenants, or conditions except those specified in such documents and in the documents and papers executed in accordance therewith.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which, when taken together, shall constitute one and the same instrument.

21. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, and assigns, except as otherwise expressly provided herein.

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22. Capacity to Execute. By affixing his signature hereto, John Darwin represents and warrants that he has the capacity to execute this Note on behalf of each Maker, and that execution of this Note does not breach any existing contract, agreement, promissory note, or other obligation of either Maker.

IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first above written.

FWAV By: /s/ Joe Isaacs Joe Isaacs, CEO

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